Exhibit (a)(7)





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                                                         PRESS RELEASE
                                                         FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

February 8, 2002


         MP FALCON GROWTH FUND, LLC; MP VALUE FUND 6, LLC; MP FALCON FUND, LLC; MP DEWAAY FUND, LLC; MP INCOME FUND 18, LLC; MP INCOME FUND 17, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD. and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND II, L.P. (the "Bidders") have extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in BROWN-BENCHMARK PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership") through March 18, 2002, and the offer price has been increased to $16 per Unit, subject to all of the terms and conditions of the offer. As of the date of this amendment a total of 2,800 Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.